Exhibit 99.1

Eastside Distilling, Inc. Announces Incremental $3 Million Credit Facility

PORTLAND, Oregon, March 24, 2022 /PRNewswire/ -- Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink “RTD” craft cocktails, today announced that it has closed a new secured credit facility of up to $3 million in available principal amount with TQLA, LLC.

The Company has entered into a definitive agreement with TQLA, LLC to accept a one-year loan of $2 million with a conditional additional loan of $1 million and a conditional term extension of six months. The loan will bear interest at 9.25% and carry a commitment fee of 2.5%. The Company will issue a common stock purchase warrant to TQLA covering the loan amount with a strike price of $1.20.

Geoffrey Gwin, Eastside’s Chief Executive Officer commented, “this is an encouraging development and will help us fund the growing working capital needs of the business as we launch digital can printing. We greatly value the partnership with a key stakeholder such as Pat Kilkenny.”

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve any financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, the anticipated demand from the craft beer industry, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19. The Company assumes no obligation to update the cautionary information in this press release.